Exhibit 4.2

DESCRIPTION OF OUR SHARES

The following is a description based on relevant portions of Maryland law (the “MGCL”) and on Crescent Private Credit Income Corp.’s (the “Fund,” “we,” “us,” or “our”) Second Amended and Restated Articles of Amendment and Restatement (the “charter”) and Amended and Restated Bylaws (the “bylaws"), each of which is filed as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part. This summary is not necessarily complete, and we refer you to the MGCL, our charter and our bylaws for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

Under the terms of our charter, our authorized capital stock consists solely of 300,000,000 shares of common stock, par value $0.01 per share (“Common Shares”), of which 100,000,000 are classified as Class S Common Stock, par value $0.01 per share (the “Class S shares”), 100,000,000 are classified as Class D Common Stock, par value $0.01 per share (the “Class D shares”), and 100,000,000 are classified as Class I Common Stock, par value $0.01 per share (the “Class I shares”). As of December 31, 2024, there were no Class S shares, no Class D shares and 6,677,756 Class I shares outstanding.

As permitted by the MGCL, our charter provides that a majority of the entire Board, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. The charter also provides that the Board may classify or reclassify any unissued Common Shares or shares of preferred stock into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption of the shares. There is currently no market for our Common Shares, and we can offer no assurances that a market for our shares will develop in the future. We do not intend for the Common Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under the MGCL, our stockholders generally are not personally liable for our debts or obligations.

None of our shares of stock are subject to further calls or to assessments, sinking fund provisions, obligations of the company or potential liabilities associated with ownership of the security (not including investment risks).

Common Shares

Under the terms of our charter, all of our Class S shares, Class D shares and Class I shares have equal rights as to voting and, when they are issued, are duly authorized, validly issued, fully paid and non-assessable.

Dividends and other distributions may be paid to the holders of our Class S shares, Class D shares and Class I shares (which will be done pro rata among the stockholders of shares of a specific class) at the same time and in different per share amounts on such Class S shares, Class D shares and Class I shares, if, as and when authorized by our Board and declared by us out of funds legally available therefor.

Each class of our Common Shares shall represent an investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as each other class of common stock except for such differences as are clearly and expressly set forth in our charter.

Except as may be provided by our Board in setting the terms of classified or reclassified stock, our Common Shares have no preemptive, exchange or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and to the extent necessary for the Fund to qualify as a RIC under the Code or the characterization or treatment of income or loss, except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire our Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of shares of such stock or redeem any outstanding shares of stock for such price and on such other terms and conditions as may be determined by or at the direction of the Board. If the Fund rejects a transfer of Common Shares, such rejection will be affirmatively supported by an opinion of counsel. A charge may be imposed by the Fund to cover its actual, necessary and reasonable administrative and filing expenses incurred in connection with a transfer.

If an investor holds Common Shares for the purpose of assigning all or a portion of such Common Shares, the Omnibus Guidelines adopted by the North American Securities Administrators Association on May 7, 2007 (the “Omnibus Guidelines”) require us to provide in the assignment agreement governing the transfer to an assignee that the investors management shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the assignees, whether or not in the investors management’s possession or control, and that the investors management shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the assignees. In addition, the assignment agreement shall not permit the assignees to contract away the fiduciary duty owed to the assignees by the investors management under the common law of agency.

In the event of our liquidation, dissolution or winding up, each share of each class of our Common Shares would be entitled to be paid, out of all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, a liquidation payment equal to the net asset value per share of such class; provided, however, that if the available assets of the Fund are insufficient to pay in full the above described liquidation payment, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of each class of Common Shares ratably in the same proportion as the respective amounts that would be payable on such shares of each class of Common Shares if all amounts payable thereon were paid in full.

Subject to the rights of holders of any other class or series of stock and except as otherwise provided in our charter, Class S shares, Class D shares and Class I shares will vote together as a single class, and each share is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of each class of Common Shares will have exclusive voting rights on any amendment of our charter (including the terms of such class of Common Shares) that would alter only the contract rights of such class of Common Shares and no holders of any other class or series of stock will be entitled to vote thereon. Except as provided with respect to any other class or series of stock, the holders of Common Shares possess exclusive voting power. There is no cumulative voting in the election of our directors, which means that holders of a majority of the outstanding Common Shares can elect all of our directors.

Class S Shares

No upfront selling commissions are paid for sales of any Class S shares; however, if the investor purchases Class S shares from certain selling agents, they may directly charge transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 3.5% cap on NAV for Class S shares.

We pay the Intermediary Manager selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan. The stockholder servicing and/or distribution fees are paid monthly in arrears. The Intermediary Manager reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers, and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

Class D Shares

No upfront selling commissions are paid for sales of any Class D shares, however, if the investor purchases Class D shares from certain selling agents, they may directly charge transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 1.5% cap on NAV for Class D shares.

We pay the Intermediary Manager selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan. The stockholder servicing and/or distribution fees are paid monthly in arrears. The Intermediary Manager reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers, and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

Class D shares are generally available for purchase in the Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/ brokerage platforms at participating brokers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to a prospectus related to such shares.

Class I Shares

No upfront selling commissions or stockholder servicing and/or distribution fees are paid for sales of any Class I shares. Class I shares are generally available for purchase in the Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) by our executive officers and directors and their immediate family members, as well as officers and employees of our investment adviser or Crescent or other affiliates and their immediate family members, and joint venture partners, consultants and other service providers or (6) by other categories of investors that we name in an amendment or supplement to a prospectus related to such shares. In certain cases, where a holder of Class S shares or Class D shares exits a relationship with a participating broker for the Offering and does not enter into a new relationship with a participating broker for such offering, such holder’s shares may be exchanged for a number of Class I shares with an equivalent NAV.

Other Terms of Common Shares

We will cease paying the stockholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including selling commissions, the stockholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. On the earliest of (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets or (iii) the end of the month following the termination of our primary offering in which we, with the assistance of the Intermediary Manager, determine that, in the aggregate, underwriting compensation from all sources in connection with the Offering, including selling commissions, the stockholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering, the applicable Class S shares or Class D shares in such common stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S shares or Class D shares. In addition, at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees paid with respect to Common Shares held in a common stockholder’s account that would exceed, in the aggregate, 10% of the gross proceeds from the sale of such Common Shares (or a lower limit as determined by the Intermediary Manager or the applicable selling agent and set forth in the applicable agreement between the Intermediary Manager and the applicable selling agent at the time such Common Shares were issued), we will cease paying the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such common stockholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, if not already converted as described above, the applicable Class S shares or Class D shares in such common stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S shares or Class D shares. In addition, immediately before any liquidation, dissolution or winding up, each Class S share and Class D share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Preferred Stock

Under the terms of our charter, our Board may authorize us to issue shares of preferred stock in one or more classes or series without stockholder approval, to the extent permitted by the Investment Company Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. We do not currently anticipate issuing preferred stock in the near future. In the event we issue preferred stock, we will make any required disclosure to stockholders. We will not offer preferred stock to our investment adviser or our affiliates except on the same terms as offered to all other stockholders.

Preferred stock could be issued with terms that would adversely affect the stockholders. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock will be required to comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Shares and before any purchase of Common Shares is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the Investment Company Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final adjudication as being material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter contains a provision which eliminates directors’ and officers’ liability to us and our common stockholders for money damages, subject to the requirements of the Investment Company Act, the limitations under Maryland law described above and certain additional limitations set forth in our charter as described below.

Our charter requires us, subject to the requirements of the Investment Company Act, the limitations under Maryland law described above and certain additional limitations set forth in our charter as described below, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer, (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager or partner and (c) our investment adviser and any of its affiliates acting as our agent, in each case who is made or threatened to be made a party to, or witness in, the proceeding by reason of his, her or its service in that capacity. Our charter also permits us, with the approval of the Board, to indemnify and advance expenses to a person who served a predecessor of the Fund in any of the capacities described in (a) or (b) above and to any of our or our predecessors’ employees or agents.

However, our charter provides that, until the earlier of a listing of any or all of the Common Shares on a national securities exchange, a sale or merger in a transaction that provides stockholders with cash and/or securities of a publicly traded entity or a sale of all or substantially all of our assets for cash, listed equity securities or a combination thereof or the date we are no longer subject to the Omnibus Guidelines, our directors, our investment adviser and its or our affiliates may be indemnified pursuant to our charter for losses or liability suffered by them or held harmless for losses or liability suffered by us only if all of the following conditions are met:

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the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
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the indemnitee was acting on our behalf or performing services for us;
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in the case of affiliated directors or Crescent, the liability or loss was not the result of negligence or misconduct; and
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in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our common stockholders.

Our charter also provides that we may not provide indemnification to a director, our investment adviser or any of our investment adviser’s or our affiliates or any person acting as broker/dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

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there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification;
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such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such party; or
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a court of competent jurisdiction approves a settlement of the claims against such party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Finally, our charter provides that, until the earlier of a listing of any or all of the Common Shares on a national securities exchange, a sale or merger in a transaction that provides stockholders with cash and/or securities of a publicly traded entity or a sale of all or substantially all of our assets for cash, listed equity securities or a combination thereof or the date we are no longer subject to the Omnibus Guidelines, we may pay or reimburse reasonable legal expenses and other costs incurred by the individuals listed in (a)-(c) above in advance of final disposition of a proceeding pursuant to our charter only if all of the following are satisfied:

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the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;
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the indemnitee provides us with written affirmation of such indemnitee’s good faith belief that such indemnitee has met the standard of conduct necessary for indemnification;
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the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his, her or its capacity as such, a court of competent jurisdiction approves such advancement; and
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the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that such indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

In accordance with the Investment Company Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

In addition to the indemnification provided for in our charter, we have entered into indemnification agreements with each of our current directors and certain of our current officers and with the current members of our investment adviser’s investment committee and we intend to enter into indemnification agreements with each of our future directors, the future members of our investment committee and certain of our future officers. The indemnification agreements attempt to provide these directors, officers and other persons the maximum indemnification permitted under Maryland law, our charter and the Investment Company Act. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities that such person may incur by reason of his or her status as a present or former director or officer or member of our investment adviser’s investment committee in any action or proceeding arising out of the performance of such person’s services as a present or former director or officer or member of our investment adviser’s investment committee.

Provisions of the Maryland General Corporation Law and the Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Sales and Leases to the Fund

Our charter provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, except as otherwise permitted under the Investment Company Act, we may not purchase or lease assets in which our investment adviser or any of its affiliates has an interest unless all of the following conditions are met: (a) the transaction occurs at our formation and is fully disclosed to the stockholders in a prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, our investment adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for us, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by us at a price no greater than the cost of the assets to our investment adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to us; and (iii) there are no other benefits arising out of such transaction to our investment adviser apart from compensation otherwise permitted by the Omnibus Guidelines.

Sales and Leases to our Investment Adviser, Directors or Affiliates

Our charter provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we may not sell assets to our investment adviser or any of its affiliates unless such sale is approved by the holders of a majority of our voting securities. Our charter also provides that we may not lease assets to our investment adviser or any affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders in a prospectus or in a periodic report; and (b) the terms of the transaction are fair and reasonable to us.

Loans

Our charter provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by us to our investment adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

Our charter provides that, unless otherwise permitted by the Investment Company Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to our investment adviser or any of its affiliates in connection with the reinvestment of cash available for distribution or the proceeds of the resale, exchange or refinancing of assets.

Lending Practices

Our charter provides that, with respect to financing made available to us by Crescent, Crescent may not receive interest in excess of the lesser of Crescent’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. Crescent may not impose a prepayment charge or penalty in connection with such financing and Crescent may not receive points or other financing charges. In addition, Crescent is prohibited from providing financing to us with a term in excess of 12 months.

Classified Board of Directors

The Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Election of Directors

Our bylaws provide that the affirmative vote of a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect each director.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board in accordance with our bylaws but may never be less than three. Our bylaws provide that a majority of our entire Board may at any time establish, increase or decrease the number of directors. However, the number of directors may never be less than three or, unless our bylaws are amended, more than fifteen. Our charter sets forth our election to be subject to the provision of Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) regarding the filling of vacancies on the Board. Accordingly, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act.

Our charter provides that a director may be removed with or without cause, as defined in our charter, by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

We have a total of five members of our Board, three of whom are independent directors. Our charter provides that a majority of our Board shall be independent directors, except for a period of up to 60 days, or such longer period permitted by law or the SEC or its staff, after the death, removal or resignation of an independent director pending the election of such independent director’s successor. Each director will hold office until his or her successor is duly elected and qualifies. Upon the commencement of the first offering pursuant to an effective registration statement filed under the Securities Act, our Board will be divided into three classes of directors with the members of each class to hold office until their successors are duly elected and qualify.

Action by Stockholders

Under the MGCL, unless the charter of a corporation provides for written or electronically transmitted consent by stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take action at a stockholders meeting at which all stockholders entitled to vote on the action were present and voted, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written or electronically transmitted consent instead of a meeting. Our charter and bylaws provide that stockholder action may be taken without a meeting if (a) a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of the proceedings or (b) the action is advised, and submitted to the stockholders for approval, by the Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders at which all stockholders entitled to vote on the matter are present and voted is delivered to us in accordance with the MGCL. These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board or (c) by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (a) by or at the direction of the Board or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any adjournment or postponement thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the bylaws do not give the Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our common stockholders.

Calling of Special Meetings of Stockholders

Our charter and bylaws provide that special meetings of stockholders may be called by the Board, our independent directors and certain of our officers. Additionally, our charter and bylaws provide that a special meeting of stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast on such matter at such meeting.

Approval of Extraordinary Corporate Action; Amendment of the Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval by the stockholders of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter, with Common Shares and each class or series of preferred stock that is entitled to vote on the matter voting as a separate class. However, if such conversion is approved by at least two-thirds of our continuing directors (as defined below) (in addition to approval by the Board), such proposal may be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter. The “continuing directors” are defined in our charter as our current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board.

Our bylaws provide that the Board will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act (the “Control Share Acquisition Act”) discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board determines that such rights will apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

The Control Share Acquisition Act provides that control shares (defined as voting shares of stock which, when aggregated with other shares of stock owned or controlled by the acquiror (except solely by virtue of a revocable proxy), entitle the acquiror to exercise one of three increasing ranges of voting power in electing directors) of a Maryland corporation acquired in a control share acquisition (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by a vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are also directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power.

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one-tenth or more but less than one-third;
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one-third or more but less than a majority; or
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a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval . A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the Investment Company Act, which will prohibit any such redemption other than in limited circumstances. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock and, as a result, any control shares of will have the same voting rights as all of the other Common Shares. Such provision could be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the Board determines that it would be in our best interests and determines (after consultation with the SEC staff) that our being subject to the Control Share Acquisition Act does not conflict with the Investment Company Act.

Business Combinations

Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares and the consideration received is in cash or in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Title 3, Subtitle 8 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

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a classified board;
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a two-thirds vote requirement for removing a director;
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a requirement that the number of directors be fixed only by vote of the board of directors;
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a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and
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a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter sets forth our election to be subject to the provision of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we also (i) vest in our Board the exclusive power to fix the number of directorships, provided the number is not less than three, and (ii) have classified our Board into three classes serving staggered three-year terms.

Conflict with the Investment Company Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Maryland Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. No stockholder may transfer any shares held by such stockholder to any person who initiates a non-compliant tender offer unless such stockholder first offers such shares to us at the tender offer price offered in such non-compliant tender offer. If a person makes a tender offer that does not comply with such provisions, we may seek injunctive relief, including, without limitation, a temporary or permanent restraining order. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

Exclusive Forum

Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for: (i) any Internal Corporate Claim, as such term is defined in the MGCL (other than any action arising under federal securities laws or state securities laws), including, without limitation, (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to or to our stockholders or (c) any action asserting a claim against any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, or (ii) any action asserting a claim against any of our directors or officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock will be deemed to have notice of and to have consented and waived any objection to this exclusive forum provision of our charter, as the same may be amended from time to time.

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all of our assets must be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal must be filed with the SEC and the states. The assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and must indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and the benefit of our common stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.

A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of another entity, or a “Roll-up Entity,” that would be created or would survive after the successful completion of such transaction to the holders of Common Shares. The term Roll-up Transaction does not include:

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a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or
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a transaction involving the conversion to a corporate, trust, or association form of only the Fund, if, as a consequence of the transaction, there will be no significant adverse change in any of the following: stockholder voting rights of the holders of Common Shares; the term of our existence; compensation to our investment adviser or Crescent; or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to holders of Common Shares who vote “no” on the proposal the choice of:

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accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or
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one of the following:
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remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously; or
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receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

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that would result in the holders of Common Shares having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws relating to meetings and voting rights of stockholders;
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that includes provisions that would operate to materially impede or frustrate the accumulation of shares of stock by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of stock held by that investor;
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in which investors’ rights to access of records of the Roll-up Entity will be less than those provided in the “—Access to Records” section below; or
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in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the holders of Common Shares.

Access to Records

Any common stockholder is and will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our common stockholders, along with the number of Common Shares held by each of them, is maintained as part of our books and records and will be available for inspection by any common stockholder or the stockholder’s designated agent at our office. The stockholder list is updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any common stockholder who requests the list within ten days of our receipt of the request. A stockholder may request a copy of the stockholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication.

If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs.

Reports to Stockholders

Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all stockholders of record. In addition, we will distribute our annual report on Form 10-K to all stockholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to our investment adviser. These reports will also be available on our website at www.crescentprivatecredit.com and on the SEC’s website at www.sec.gov. Subject to availability, a stockholder may authorize us to provide prospectuses, prospectus supplements, annual reports and other information, or documents, electronically by so indicating on the stockholder’s subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless a stockholder elects in writing to receive documents electronically, all documents will be provided in paper form by mail. A stockholder must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our website. A stockholder may access and print all documents provided through this service. As documents become available, we will notify the stockholder of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact the stockholder to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for the stockholder, we will resume sending a paper copy by regular U.S. mail to such stockholder’s address of record. A stockholder may revoke its consent for electronic delivery at any time and we will resume sending such stockholder a paper copy of all required documents. However, in order for us to be properly notified, the stockholder’s revocation must be given to us in a reasonable time before electronic delivery has commenced. We will provide a stockholder with paper copies at any time upon request. Such request will not constitute revocation of a stockholder’s consent to receive required documents electronically.